Exhibit 10.36

1740 Technology Drive	main 408.570.9700	www.SELECTICA.com
Suite 450	fax 408.570.9705
San Jose, CA 95110

September 5, 2008

Mr. Richard Heaps

Dear Richard:

On behalf of Selectica, Inc. (the “Company”), I am pleased to offer you the position of General Counsel & Chief Financial Officer as a regular, full-time employee reporting directly to the office of the CEO, commencing on or before September 8, 2008. The terms and conditions of your employment will be as follows:

Salary: This position is considered salaried exempt, with an annual salary of $250,000.00, which will be paid semi-monthly in the amount of $10,416.67, less applicable taxes and withholdings according to the Company’s standard payroll procedures. The Company performs annual salary and performance reviews and endeavors to remain competitive with industry compensation standards. By signing this letter agreement, you represent and warrant to the Company that you are under no contractual commitments that are inconsistent with your obligations to the Company.

Incentive Plan: For your efforts on the Company’s behalf during the remainder of Q2’09 and through the end of Q3’09, you will receive an incentive payment equal to the regular pro-rated amount of 50% of your annual incentive, to be paid out within 45 days of the close of Q3. Effective Q4’09, you will eligible to participate in the Company’s formal Incentive Plan, which is based upon both pre-determined Company operational goals as well as reasonable goals relevant to your position (MBO). The details of both the corporate goals as well as the MBOs will be communicated and agreed between you and your manager within the first month of Q4. The Incentive Plan is based upon percentage of annual salary, and this position is eligible for an annual incentive of 20% of base salary ($50,000), payable quarterly.

Restricted Stock Units: You will receive 150,000 restricted stock units representing shares of the Company’s Common Stock (the “Units”). You will vest in 25% of the Units after completing 12 months of continuous service, and the remaining balance will vest in quarterly installments over the next 36 months of continuous service. The Units will be settled on the earliest Permissible Trading Day after they vest. In addition, 100% of the Units will vest and be settled immediately if the Company is subject to a Change in Control, as defined in Company’s 1999 Equity Incentive Plan (the “EIP”). The grant of the Units will be subject to the other terms and conditions set forth in the EIP and the Company’s form of Stock Unit Agreement. A “Permissible Trading Day” is a day on which you are able to sell shares of the Company’s Common Stock in a public market without violating applicable laws or Company policies, as defined more specifically in your Stock Unit Agreement.

Benefits: You will be entitled to receive employee benefits, including PTO and holidays, under the Company’s standard employee benefits program, as it may be amended from time to time. Your eligibility to receive employee benefits will be subject in each case to the generally applicable terms and conditions of the benefit plan in question and to the determinations of any person or committee administering such plan.

Severance Benefits: You and the Company will enter into a Severance Agreement, the form of which is enclosed as Exhibit A. The Severance Agreement provides, among other things, for the continuation of your base salary and health insurance benefits for six (6) months if (a) you are discharged without Cause at any time or (b) your employment terminates for any reason within twelve (12) months after the Company is subject to a Change in Control. (The capitalized terms are defined in the Severance Agreement.) You will be required to execute a release in the form attached to the Severance Agreement as a condition of receiving these benefits.

Your employment with the Company will be “at will” meaning that either you or the Company will be entitled to terminate your employment at any time for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and an authorized officer of the Company.

During the period that you render services to the Company, you will not engage in any employment, business or activity that is in any way competitive with the business or proposed business of the Company, or any new gainful employment, business or activity, without the written consent of the Company (excluding those activities in which you are currently engaged). While you render services to the Company, you also will not assist any other person or organization in competing with the Company or in preparing to compete with the Company or in hiring any employees of the Company.

Other than your Units (the terms of which shall be determined by the Company’s Board of Directors in its sole discretion and evidenced and governed by the applicable Stock Unit Agreement and the EIP), this letter and all of the exhibits attached hereto contain all of the terms of your employment with the Company and supersede any other understandings or agreements, oral or written, between you and the Company.

Any additions or modifications of these terms will have to be in writing and signed by you and an officer of the Company. The terms of this letter agreement and the resolution of any disputes will be governed by California law.

On your first day of work, please bring with you evidence of your U.S. citizenship or proof of your legal right to live and work in this country. We are required by federal law to examine documentation of your employment eligibility within three business days after you begin work.

We believe there is a tremendous opportunity in your joining Selectica’s team at this time. We hope that you find the enclosed terms acceptable, and look forward to the start of your new career with the Company.

As with all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement as well as the Arbitration Agreement. This offer is effective as of September 5, 2008. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter as well as the enclosed Proprietary Information and Inventions Agreement and the Arbitration Agreement and returning them to Karen O’Brien.

This offer of employment supersedes any prior offers of employment with Selectica and will expire at the close of business on September 8, 2008.

Sincerely,

SELECTICA, INC.

/s/ Karen O’Brien
Karen O’Brien
Human Resources

Agreed and accepted on, 9/5, 2008

/s/ Richard J. Heaps	9/5/08
Signature	Start Date

RICHARD J. HEAPS
(Print Name)

Enclosures:

Proprietary Information and Inventions Agreement

Arbitration Agreement

Severance Agreement